Exhibit 10.65

MEMORANDUM OF UNDERSTANDING (“MOU”)

In the presence of New Times Energy Corporation Limited (“NTE”) represented by Mr. John Tang, and Delta international Oil & Gas, Inc. (“Delta”) and its fully owned subsidiary, South American Hedge Fund (“SAHF”), represented by Mr. Enrique Vidal, the following matter was agreed as of Friday, May 13, 2016 (“Effective (late”):

Outstanding Matter

●	NTE previously paid US$4.3M refundable cash prepayment to Principle Petroleum Limited (“PPL”) in relation to the Valle De Lerma (“VDL”) Transaction. Delta had acknowledged receipt of the US$4.3M under a separate agreement with PPL. As the VDL Transaction failed to complete as of September, 2015, NTE is demanding a refund of the said amount, but Delta has disputed the legality of this claim.

●	As of Thursday, May 12, 2016, the VDL dispute remains open and unresolved.

Resolution of Outstanding Matter

●	With a view to resolving the above outstanding matter of the incomplete VDL Transaction and the right for subsequent full refund of the US$4.3M, previously paid and as mentioned under the above heading “Outstanding Matter”, a new transaction was agreed, whereby Delta, via its wholly owned subsidiary. SAHF will sell its 18% ownership in Tartagal Oriental and Morillo (“TO&M”) Concession to NTE or its nominated subsidiary, for an additional sum of US$4M.

●	The payment terms of the additional US$4M shall be as follows:

I.	First payment of US$2M, in cash, is payable upon the receipt of the decree from the Salta Province, formally approving the transfer of the 18% ownership in TO&M Concession (“TO&M Decree“), presently held by Delta via SAHF, to NTE or its nominated subsidiary. This US$2M shall be deposited in an escrow account designated by NTE, the day that the final Sales and Purchase Agreement (“SPA”) is signed by both parties, for a maximum period of 6 months, after which NTE can reclaim the escrow monies, in the event the TO&M Decree is not granted.

II.	Second payment of the remainder US$2M is to be satisfied by installments, solely derived from a 3% share of gross revenue generated from future oil and gas production within the TO&M Concession, but limited to a maximum aggregated sum of US$2M. Thereafter, no further payments from gross revenue generated from oil and gas production within TO&M Concession shall be due to Delta or SAHF.

Completion of transfer of 18% ownership in TO&M Concession to NTE or its nominated subsidiary

●	Upon completion of the agreement to transfer the 18% ownership in TO&M Concession, from Delta via SAHF, to NTE or its nominated subsidiary and the subsequent receipt of the decree from Salta Province, formally confirming and recognising the transfer of the legal title and ownership of the 18% holding in TO&M Concession to NTE or its nominated subsidiary. NTE shall agree to surrender and forgive its right and claim to the USS4.3M monies, previously received by Delta, in connection with the VDL Transaction.

IN WITNESS WHEREOF, the Parties hereto have caused this MOU to be executed as of the Effective Date first written above by their respective officers or agents thereunto duly authorized.

Both parties agree that the above mentioned shall be subject to the final terms and conditions of a legally binding SPA to be executed by both parties within one month from the Effective Date of this MOU.

For and on behalf		For and on behalf
New Times Energy Corporation Limited		Delta International Oil & Gas, Inc. and South American Hedge Fund

By:	/s/ John tang	By:	/s/ Enrique vidal
Name:	JOHN TANG	Name:	ENRIQUE VIDAL
Title:	GENERAL MANAGER	Title:	POWER OF ATTORNEY